Exhibit 10.9

THIS PROMISSORY NOTE (THIS “NOTE”) AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR, IF REASONABLY REQUESTED, AN OPINION OF COUNSEL SATISFACTORY TO ASPEN AEROGELS, INC. THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

THIS NOTE IS ALSO SUBJECT TO FURTHER RESTRICTIONS ON TRANSFER AS PROVIDED IN SECTION 6.4 OF THAT CERTAIN NOTE AND WARRANT PURCHASE AGREEMENT, DATED AS OF MARCH 28, 2013, AMONG ASPEN AEROGELS, INC. AND THE PURCHASERS PARTY THERETO (AS MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME).

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). BEGINNING ON [            ], THE HOLDER OF THIS NOTE MAY, UPON REQUEST, OBTAIN FROM THE CHIEF FINANCIAL OFFICER OF ASPEN AEROGELS, INC. THIS NOTE’S ISSUE PRICE, ISSUE DATE, AMOUNT OF OID AND YIELD TO MATURITY BY CONTACTING SUCH PERSON AT (508) 691-1111.

THIS NOTE IS ALSO SUBJECT TO (A) THE SUBORDINATION AGREEMENT, DATED AS OF [            ] BETWEEN SILICON VALLEY BANK AND THE PERSONS PARTY THERETO AND (B) THE SUBORDINATION AGREEMENT, DATED AS OF [            ], BETWEEN PJC CAPITAL LLC AND THE PERSONS PARTY THERETO (AS EACH AGREEMENT MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME).

ASPEN AEROGELS, INC.

SENIOR SUBORDINATED CONVERTIBLE NOTE

$[ ]	[ ], 2013

FOR VALUE RECEIVED, ASPEN AEROGELS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to [    ] (the “Lender”), the principal sum of $[                    ] (the “Principal Amount”), together with interest thereon accruing on and from the date hereof until paid, at an annual rate equal to 8% (which shall be increased to 10% following the occurrence and during the continuance of any Event of Default in accordance with the terms of the Purchase Agreement), compounded annually on December 31 of each year. Interest shall be calculated based on a 360-day year, but in no event shall the rate of interest exceed the maximum rate, if any, allowable under applicable law. The Principal Amount plus accrued interest under this Note up to and including the applicable date is referred to herein as the “Outstanding Balance”.

This subordinated convertible promissory note (this “Note”) is issued by the Borrower pursuant to that certain Note and Warrant Purchase Agreement dated as of March 28, 2013 (the “Purchase Agreement”), entered into between the Borrower and the persons listed thereto (the “Purchasers”), and is subject to, and Borrower and Lender shall be bound by, all the terms, conditions and provisions of the Purchase Agreement. This Note and the other notes issued pursuant to the Purchase Agreement are hereinafter referred to as the “Notes.” The Lender and the other lenders with respect to the Notes are hereinafter referred to as the “Lenders.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1. Payment. Subject to Section 6 hereof, accrued interest shall be (i) payable in cash at the time Borrower pays the Principal Amount or such other amounts required to be paid under this Note pursuant to Sections 2, 3 or 7 hereof or (ii) converted together with the outstanding Principal Amount under this Note in accordance with Section 6 hereof. No interest shall be payable other than as set forth in the preceding sentence. Unless the indebtedness outstanding under this Note is converted in accordance with Section 6 hereof, all payments on account of principal and interest, or such other amounts required to be paid under this Note, shall be made in lawful money of the United States of America at the principal office of the Lender, or such other place as the holder hereof may from time to time designate in writing to the Borrower.

2. Payment at Maturity; Liquidation Event.

(a) Unless this Note is converted into capital stock of the Borrower in accordance with Section 6 hereof or repaid prior to the Maturity Date (as defined below) in accordance with, and subject to, Section 3 hereof, an amount equal to (i) the then Outstanding Balance, multiplied by (ii) 1.375 (the product of (i) and (ii), the “Payoff Amount”), shall be due and payable on March 28, 2016 (the “Maturity Date”).

(b) Unless this Note is otherwise repaid in accordance with Section 7, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Borrower, and unless this Note has been previously converted as provided herein, an amount equal to the Outstanding Balance divided by the applicable Conversion Percentage (as defined below) shall be immediately due and payable to the Lender on the effective date of such liquidation, dissolution or winding up.

3. Prepayment. In the event of a prepayment of the Notes by the Borrower, the Notes shall become due and payable on the date of such prepayment in cash, in preference to all equity securities of the Borrower, for an amount equal to (i) the Outstanding Balance, divided by (ii) the applicable Conversion Percentage (as defined below).

4. Transfer and Exchange. The holder of this Note may, subject to any restrictions on transfers or assignments in Section 6.4 of the Purchase Agreement or the Stockholders’ Agreement (the “Transfer Restrictions”), surrender this Note at the principal office of the Borrower for transfer or exchange. Within a reasonable time after notice to the Borrower from such holder of its intention to make such exchange and without expense to such holder, except for any transfer or similar tax which may be imposed on the transfer or exchange, the Borrower shall issue in exchange therefor, in such denominations of at least $50,000 as shall be specified by such holder, another note or notes for the same aggregate principal amount as the unpaid principal amount of the Note so surrendered, having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note so surrendered. Subject to the Transfer Restrictions, each new Note shall be made payable to such person or persons, or transferees, as the holder of such surrendered Note may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.

5. New Note. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note, and, in the case of any such loss, theft or destruction, upon delivery of a customary indemnity agreement to the Borrower, or, in the case of any such mutilation, upon surrender and cancellation of the Note, as the case may be, the Borrower will issue a new Note of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note.

6. Conversion of Note.

(a) Qualified IPO. In the event of a Qualified IPO (as defined below), but contingent upon the closing of such Qualified IPO, the Outstanding Balance will automatically convert on the closing date of such Qualified IPO into an amount of unregistered shares of Common Stock, par value $0.001 per share, of the Borrower or such other equity securities offered in such public offering (as applicable, the “Common Stock”) equal to (i) the Outstanding Balance on such closing date, divided by (ii) the applicable Conversion Price (as defined below).

(b) Non-Qualified IPO. In the event of an underwritten public offering of Common Stock other than a Qualified IPO (a “Non-Qualified IPO”), at the election of Lenders holding at least a majority of the then outstanding principal amount of the Notes, the Outstanding Balance will convert on the closing date of such Non-Qualified IPO into an amount of unregistered shares of Common Stock equal to (i) the Outstanding Balance on such closing date, divided by (ii) the applicable Conversion Price.

(c) Definitions.

(i) A “Qualified IPO” means the first underwritten public offering of Common Stock that results in the Common Stock being listed on a United States national securities exchange and (i) that has a minimum gross offering size of at least $60 million or (ii) in which the holders of a majority of the outstanding Notes elect to convert such Notes into shares of Common Stock.

(ii) “Conversion Price” means (A) the price per share of Common Stock paid by purchasers of shares of Common Stock in the applicable underwritten public offering (the “Offering Price”), multiplied by (B) the applicable Conversion Percentage (as defined below).

(iii) “Conversion Percentage” means (A) prior to the first anniversary of the issuance of the Notes (such issuance date of the Notes, the “Issuance Date”), 75%, and (B) on or after the first anniversary of the Issuance Date, 62.5%.

(d) Conversion Procedures; Other Notices. The Borrower shall give notice of a Qualified IPO, Non-Qualified IPO or Sale of the Borrower (as defined below) (each, a “Triggering Event”) to the Lender as soon as is reasonably practicable prior to the closing of such Triggering Event, but in any case at least (10) business days prior to the closing of any such Triggering Event.

(e) Cash in Lieu of Fractional Shares. No fractional share or interest of Common Stock or scrip representing fractional shares or interests shall be issued upon conversion of this Note. Instead of any fractional shares or interest of Common Stock, which would otherwise be issuable upon conversion of this Note, the Borrower shall pay to the Lender a cash adjustment in an amount equal to the product of such fractional interest multiplied by the Offering Price.

(f) Issuance of Common Stock. Upon the occurrence of any conversion specified in this Section 6, the Lender shall surrender this Note at the office of the Borrower or of its transfer agent against delivery of the applicable amount of Common Stock into which this Note surrendered was convertible on the date on which such conversion occurred. The Borrower shall not be obligated to issue Common Stock issuable upon such conversion unless the Note being converted is either delivered to the Borrower or any such transfer agent, or the Lender provides evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of the Note and the Lender agrees to indemnify and hold harmless the Borrower in respect of any such lost, stolen, destroyed or mutilated Note.

7. Sale of the Borrower.

(a) In the event of a Sale of the Borrower, but, for the avoidance of doubt, contingent upon the closing of such Sale of the Borrower, the Notes shall become due and payable on the closing date of such Sale of the Borrower in cash, in preference to all equity securities of the Borrower, for an amount (the “Borrower Sale Amount”) equal to (i) the Outstanding Balance, divided by (ii) the applicable Conversion Percentage; provided, however, that in the event such Sale of the Borrower is consummated on or prior to September 14, 2013 to any person who, prior to March 14, 2013, submitted a term sheet to the Borrower in connection with a potential acquisition of the Borrower, then the Borrower Sale Amount shall equal the Outstanding Balance.

(b) “Sale of the Borrower” means (i) a merger or consolidation of the Borrower or any of its Subsidiaries with or into another corporation (with respect to which less than a majority of the outstanding voting power or equity securities of the surviving or consolidated corporation immediately following such event is held by persons or entities who were stockholders of the Borrower immediately prior to such event); (ii) the sale, license, disposition or other transfer of all or substantially all of the properties and assets of the Borrower or any of its Subsidiaries; (iii) except as a result of the exercise of the Warrants by the Warrant holders or the conversion of either the Notes or the Prior Notes by the holders of such notes, (a) any acquisition by any person (or group of affiliated or associated persons) of beneficial ownership of a majority of the equity of the Borrower or of any Subsidiary (whether or not newly-issued shares) in a single transaction or a series of related transactions; or (b) any other similar change of control of fifty percent (50%) or more of the outstanding voting power of the Borrower or any Subsidiary.

8. Default. This Note shall be subject to the Event of Default provisions set forth in Article VII of the Purchase Agreement.

9. Governing Law. This Note shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Note, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

10. Cancellation of Note. Upon the payment and/or conversion of the Outstanding Balance, or, if applicable, the Payoff Amount, this Note shall be canceled.

11. Collection Expenses. The Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due.

12. Amendment. Any provision of this Note, except for (i) the principal amount of this Note, (ii) the interest rate in connection therewith, (iii) Section 2, (iv) Section 3 and (v) Section 6, may be amended or waived with the written consent of Lenders holding at least 66 2/3% of the aggregate principal amount of the Notes then outstanding so long as such amendment or waiver does not materially adversely affect the rights and obligations of a Lender in a manner different from the other Lenders.

13. Waiver. Borrower hereby waives presentment, protest, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the deliver, acceptance, performance, default, or enforcement of this Note.

14. Adjustment. All references to share amounts and prices herein shall be equitably adjusted to reflect any stock split, combination, stock dividend or similar event affecting the capital stock of the Borrower.

15. Notice. All notices shall be delivered pursuant to the terms of Section 9.5 of the Purchase Agreement.

16. Lender Actions. Lender may not take any action with respect to this Note, whether to enforce its rights under this Note or otherwise, without the prior written consent of Lenders holding at least 66 2/3% of the aggregate principal amount of the Notes then outstanding.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officer as of the date first above written.

ASPEN AEROGELS, INC.

By:
Name:	John F. Fairbanks
Title:	Vice President and CFO

[Signature Page to Senior Subordinated Convertible Note]